                                                                                                                         EXHIBIT 12

                                   GENERAL ELECTRIC CAPITAL CORPORATION AND CONSOLIDATED AFFILIATES

                                           Computation of Ratio of Earnings to Fixed Charges
                                                                  and
                       Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

                                                   Three Months Ended March 31, 2001
                                                              (Unaudited)

                                                                                                         Ratio of
                                                                                                       Earnings to
                                                                                                      Combined Fixed
                                                                                                       Charges and
                                                                                     Ratio of        Preferred Stock
                                                                                    Earnings to         Dividends
 (Dollar Amounts In millions)                                                      Fixed Charges
                                                                                 -----------------   -----------------
 Net earnings ................................................................   $         1,182     $        1,182
 Provision for income taxes ..................................................               402                402
 Minority interest in net earnings of consolidated affiliates ................                30                 30
                                                                                 -----------------   -----------------

 Earnings before provision for income taxes and minority interest ............             1,614              1,614
                                                                                 -----------------   -----------------

 Fixed charges:
    Interest .................................................................             2,793              2,793
    One-third of rentals .....................................................                75                 75
                                                                                 -----------------   -----------------

 Total fixed charges .........................................................             2,868              2,868
 Less interest capitalized, net of amortization ..............................               (29)               (29)
                                                                                 -----------------   -----------------

 Earnings before provision for income taxes and minority interest, plus fixed
    charges ..................................................................   $         4,453     $        4,453
                                                                                 =================   =================

 Ratio of earnings to fixed charges ..........................................
                                                                                           1.55
                                                                                 =================


 Preferred stock dividend requirements .......................................                                    -
 Ratio of earnings before provision for income taxes to net earnings .........                                 1.34
                                                                                                     -----------------

 Preferred stock dividend factor on pre-tax basis ............................                                   38
 Fixed charges ...............................................................                                2,868
                                                                                                     -----------------

 Total fixed charges and preferred stock dividend requirements ...............                       $        2,906
                                                                                                     =================

 Ratio of earnings to combined fixed charges and preferred stock dividends ...                                 1.53
                                                                                                     =================

For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.